EXHIBIT 99.1	Certain Factors Regarding Future Results

Information provided by the Company or its spokespersons may from time to time contain forward-looking statements concerning projected financial performance, market and industry segment growth, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company’s management at the time such statements are made. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. Various important factors including, but not limited to, the following may cause the Company’s future results to differ materially from those projected in any forward-looking statement.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS: The Company may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors, including the timing of new product releases or product enhancements by the Company or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing changes; customer order deferrals in anticipation of new products or product enhancements; reduction in demand for the Company’s products; changes in operating expenses; changes in the mix of software license and maintenance and service revenue; personnel changes; and general economic conditions. A substantial portion of the Company’s operating expenses is related to personnel, facilities and marketing programs. The level of personnel and related expenses cannot be adjusted quickly and is based, in significant part, on the Company’s expectation for future revenue. The Company does not typically experience significant order backlog. Further, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. During certain quarterly periods, the Company has been dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee and, more recently, has shifted the business emphasis of its products to provide a collaborative solution to the Company’s customers. This emphasis has increased the Company’s average order size and increased the related sales cycle time for the larger orders. This shift, therefore, may have the effect of increasing the volatility of the Company’s revenue and profit from period to period. As a result, product revenue in any quarter is substantially dependent on sales completed in the latter part of that quarter, and revenue for any future quarter is not predictable with any significant degree of accuracy.

SEASONAL VARIATIONS: The Company’s business has experienced significant seasonality, including second and third quarter reductions in software sales resulting from the slowdown in Europe during the summer months, as well as from the seasonal purchasing and budgeting patterns of the Company’s customers. Typically, the Company’s revenue is lowest during the quarters ended June 30 and September 30.

ECONOMIC SLOWDOWN IN CERTAIN MARKETS: The Company’s sales are based significantly on demand for products in its primary end markets. Many of these end markets, including automotive, aerospace and power generation, have recently experienced economic declines which have adversely affected our business. A continuation of this general economic decline may adversely affect our business by extending sales cycles and reducing revenue.

The Company has customers, who supply a wide spectrum of goods and services, in virtually all of the world’s major economic regions. The Company’s performance is materially impacted by the economic conditions and the supply and demand of its customers’ goods and services. The Company’s management team forecasts macroeconomic trends and developments and integrates them through long-range planning into budgets, research and development strategies and a wide variety of general management duties. When forecasting future economic trends and technological developments, management does not have a comparative advantage. To the extent that the Company’s forecasts are in error by being overly optimistic or overly pessimistic about the performance of an economy or market sector, the Company’s performance may be hindered because of a failure to properly match corporate strategy with market conditions.

The Severe Acute Respiratory Syndrome (SARS) outbreak has adversely impacted our operations in certain Asian markets, particularly in China. To the extent this outbreak, or similar occurrences, become more widespread, it could affect our business in other global markets, resulting in an adverse impact on the Company’s financial condition, results of operations and cash flows.

In addition, terrorist attacks and other increased global hostilities have contributed to widespread uncertainty and speculation in the world financial markets. This uncertainty and speculation may result in further economic contraction, resulting in the suspension or delay of purchasing by our customers.

STOCK MARKET AND STOCK PRICE VOLATILITY: Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company’s common stock has been, and may continue to be, subject to significant fluctuations as a result of factors affecting the Company, the software industry or the securities markets in general. Such factors include, but are not limited to, declines in trading price that may be triggered by the Company’s failure to meet the expectations of securities analysts and investors. The Company cannot provide assurance that in such circumstances the trading price of the Company’s common stock will recover or that it will not experience a further decline. Moreover, the trading price could be subject to additional fluctuations in response to quarter-to-quarter variations in the Company’s operating results, material announcements made by the Company or its competitors, conditions in the software industry generally or other events and factors, many of which are beyond the Company’s control.

RAPIDLY CHANGING TECHNOLOGY; NEW PRODUCTS; RISK OF PRODUCT DEFECTS: The markets for the Company’s products are generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in the Company’s future success will be its ability to anticipate technological changes and to develop and introduce, in a timely manner, enhancements to its existing products and new products to meet those changes. If the Company is unable to introduce new products and to respond quickly to industry changes, its business, financial condition, results of operations and cash flows could be materially adversely affected. The introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns.

There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace or that it will successfully manage the transition from existing products. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of the Company’s commitment to accelerating the frequency of its product releases. There can be no assurance that errors will not be found in new or enhanced products after commencement of commercial shipments. Any of these problems may result in the loss of or delay in market acceptance, diversion of development resources, damage to the Company’s reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

SALES OF NEW PRODUCTS: The Company has recently developed and introduced many new software products. Certain of these products require a higher level of sales and support expertise. The ability of the Company’s sales channel, particularly the indirect channel, to obtain this expertise and sell the new product offerings effectively could have an effect on the Company’s sales in future periods. Additionally, royalties and engineering service engagements associated with the new software products may result in the Company’s cost of sales increasing as a percentage of revenue in future periods.

DEPENDENCE ON DISTRIBUTORS: The Company continues to distribute a substantial portion of its products through its global network of independent, regional channel partners. The channel partners sell the Company’s software products to new and existing customers, expand installations within their existing customer base, offer consulting services and provide the first line of technical support. The channel partners have more immediate contact with most customers in their territories who use ANSYS software than does the Company. Consequently, the Company is highly dependent on the efforts of the channel partners. Difficulties in ongoing relationships with channel partners, such as delays in collecting accounts receivable, failure to meet performance criteria or to promote the Company’s products as aggressively as the Company expects and differences in the handling of customer relationships could adversely affect the Company’s performance. Additionally, the loss of any major channel partner for any reason, including a channel partner’s decision to sell competing products rather than the Company’s products, could have a material adverse effect on the Company. Moreover, the Company’s future success will depend substantially on the ability and willingness of its channel partners to continue to dedicate the resources necessary to promote the Company’s products and to support a larger installed base of the Company’s products. If the channel partners are unable or unwilling to do so, the Company may be unable to sustain revenue growth.

COMPETITION: The CAD, CAE and computer-aided manufacturing (“CAM”) markets are intensely competitive. In the traditional CAE market, the Company’s primary competitors include MSC.Software Corporation and ABAQUS, Inc. The Company also faces competition from smaller vendors of specialized analysis applications in fields such as computational fluid dynamics. These vendors include Fluent, Inc. and Computational Dynamics LTD. In addition, certain integrated CAD suppliers such as Parametric Technology Corporation, Electronic Data Systems Corporation and Dassault Systemes provide varying levels of design analysis, optimization and verification capabilities as part of their product offerings. The entrance of new competitors would likely intensify competition in all or a portion of the overall CAD, CAE and CAM markets. Some of the Company’s current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would materially adversely affect the Company’s business, financial condition, results of operations and cash flows.

DEPENDENCE ON SENIOR MANAGEMENT AND KEY TECHNICAL PERSONNEL: The Company is highly dependent upon the ability and experience of its senior executives and its key technical and other management employees. Although the Company has employment agreements with three executives, the loss of these employees, or any of the Company’s other key employees, could adversely affect the Company’s ability to conduct its operations.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES: A significant portion of the Company’s business comes from outside the United States of America. Risks inherent in the Company’s international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright and trade secret protection may not be available in every foreign country in which the Company sells its products. The Company’s business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks.

Additionally, countries in certain international regions have continued to experience weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for the Company’s products and ultimately the Company’s financial condition, results of operations and cash flows.

As the Company has grown, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. As a result of the current economic slowdown, many companies are delaying or reducing technology purchases, which have had an impact on the Company’s visibility into the closing of new business, as opposed to its recurring business. This slowdown has also contributed to, and may continue to contribute to, reductions in sales, longer sales cycles and increased price competition. Each of these items could adversely affect the Company’s sales in future periods.

In November 2000, the United States enacted the FSC Repeal and Extraterritorial Income Exclusion Act (the “Act”) in response to a challenge from the World Trade Organization (“WTO”) that the existing tax benefits provided by foreign sales corporations were prohibited tax subsidies. The Act generally repeals the foreign sales corporation and implements an extraterritorial income (“ETI”) tax benefit. Recently, the European Union stated that it did not believe the ETI provisions bring U.S. tax law into WTO-compliance and asked the WTO to rule on the matter. On August 30, 2002, the WTO ruled that the European Union may impose up to $4 billion per year in retaliatory duties against U.S. exports. As a result, there may be further related changes to U.S. export tax law in connection with this ruling.

In April 2003, the Job Protection Act of 2003 (H.R. 1769) was introduced into the House of Representatives. The Act would repeal the ETI tax regime and replace it with a permanent rate deduction for companies with production activities in the U.S. In its current form, the Act provides general transition relief through 2008 based upon the 2001 ETI benefit. In fiscal year 2002, export benefits reduced the Company’s effective tax rate by approximately 4.3%. Any prospective changes regarding tax benefits associated with the Company’s export sales may adversely impact the Company’s effective tax rate and decrease its net income in future periods.

Currently the Company is partially protected from exchange rate fluctuations among the U.S. Dollar and other currencies as a result of its indirect sales channel, which generally pays the Company in U.S. Dollars. The revenues and expenses associated with the Company’s international direct sales channel are subject to foreign currency exchange fluctuations and, as a result, the Company’s future financial results may be impacted by fluctuations in exchange rates. Additionally, any future changes to the Company’s sales channel involving proportionally higher direct sales from international locations could result in additional exposure to the foreign currency exchange fluctuations. This exposure could adversely impact the Company’s financial position and results of operations in future periods.

DEPENDENCE ON PROPRIETARY TECHNOLOGY: The Company’s success is highly dependent upon its proprietary technology. Although the Company was awarded a patent by the U.S. Patent and Trademark Office for its Web-based reporting technology, the Company generally relies on contracts and the laws of copyright and trade secrets to protect its technology. Although the Company maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors and limits access to and distribution of its software, documentation and other proprietary information, there can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail.

INCREASED RELIANCE ON PERPETUAL LICENSES: Although the Company has historically maintained stable recurring revenue from the sale of monthly lease licenses and noncancellable annual leases for its software products, it has relied increasingly on sales of perpetual licenses that involve payment of a single up-front fee and that are more typical in the computer software industry. While revenue generated from monthly lease licenses and noncancellable annual leases currently represents a portion of the Company’s software license revenue, to the extent that perpetual license revenue continues to represent a significant percentage of total software license revenue, the

Company’s revenue in any period will depend increasingly on sales completed during that period.

RISKS ASSOCIATED WITH ACQUISITIONS: The Company has consummated and may continue to consummate certain strategic acquisitions in order to provide increased capabilities to its existing products, enter new product and service markets or enhance its distribution channels. In the future, the Company may not be able to identify suitable acquisition candidates or, if suitable candidates are identified, the Company may not be able to complete the business combination on commercially acceptable terms. Business acquisitions may result in devotion of significant management and financial resources. The ability of the Company to integrate the acquired businesses, including delivering sales and support, ensuring continued customer commitment, obtaining further commitments and challenges associated with expanding sales in particular markets and retaining key personnel, will impact the success of these acquisitions. If the Company is unable to properly and timely integrate the acquired businesses, there could be a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

DISRUPTION OF OPERATIONS AT DEVELOPMENT FACILITIES: A significant portion of the Company’s software development personnel, source code and computer equipment is located at operating facilities in the United States, Canada and Europe. The occurrence of a natural disaster or other unforeseen catastrophe at any of these facilities could cause interruptions in the Company’s operations, services and product development activities. These interruptions could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

PERIODIC RESTRUCTURING OF SALES FORCE: The Company relies heavily on its direct sales force. From time to time, the Company restructures and makes adjustments to its sales force in response to such factors as management changes, performance issues and other considerations. The Company has recently made certain structural and personnel changes to its North American sales force. These changes may result in a temporary lack of sales production and may adversely impact revenue in future quarters. Additionally, the Company has made some personnel changes to address productivity issues within a direct sales office in China. There can be no assurance that the Company will not restructure its sales force in future periods or that the transition issues associated with such a restructuring will not recur.

GENERAL CONTINGENCIES: The Company is subject to various investigations, claims and legal proceedings from time to time that arise in the ordinary course of its business activities. These proceedings currently include customary audit activities by various taxing authorities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK: The Company is exposed to certain market risks, primarily foreign currency exchange rates, which arise from transactions entered into in the normal course of business. The Company seeks to minimize these risks primarily through its normal operating and financing activities.